Exhibit 10.3

TRACON PHARMACEUTICALS, INC.

SUMMARY OF MANAGEMENT BONUS ARRANGEMENT

In January 2023, the Compensation Committee of the Board of Directors of TRACON Pharmaceuticals, Inc. (the “Company”) approved a one-time discretionary bonus related to the results of the Company’s arbitration with I-Mab Biopharma (the “Arbitration Bonus”). The terms of the Arbitration Bonus establish a cash bonus pool equal to 1% of any award in the Company’s favor resulting from the arbitration to the extent the award is at least $30.0 million and no more than $50.0 million. Below are a series of examples showing the size of the cash bonus pool based on various award amounts in favor of the Company:

Award Amount in Favor of the Company	Cash Bonus Pool Amount
< $30.0 million	$0
$30.0 million	$300,000
$40.0 million	$400,000
$50.0 million	$500,000
> $50.0 million	$500,000

Payment of the Arbitration Bonus is conditioned on, among other things, (a) receipt by the Company of at least $10.0 million from equity sales or otherwise by June 30, 2023, including from the arbitration award, if any, and (b) employment in good standing of the recipient at the time the Arbitration Bonus is paid.

Of the Company’s named executive officers disclosed in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on March 8, 2023, only Charles P. Theuer, M.D., Ph.D. and Scott B. Brown, CPA, M.S. will be among the employees to participate in the Arbitration Bonus. Dr. Theuer and Mr. Brown are entitled to 25% and 17% of the Arbitration Bonus’s cash bonus pool, respectively.